Exhibit 10.17

EXECUTION COPY

AMENDMENT TO

MEMORANDUM OF UNDERSTANDING

This Amendment (this “Amendment”), dated as of December 8, 2009 (“Amendment Effective Date”), is entered into by and between AOL Inc., a Delaware corporation, with its principal offices at 770 Broadway, New York, New York 10003 (“AOL”), and Telepictures Productions Inc., a Delaware corporation, with its principal offices at 4000 Warner Blvd., Burbank, CA 91522 (“TP”; and together with AOL, the “Parties” and each a “Party”) to amend that certain Memorandum of Understanding, effective as of July 25, 2005, between AOL (as assignee of AOL LLC (f/k/a America Online, Inc.)) and TP, as such Memorandum of Understanding may have been amended from time to time (as so amended, the “MOU”).

1.	Binding MOU; Term. Except as amended herein effective as of the date first written above, AOL and TP agree that the MOU shall remain in full force and effect, and shall be binding and enforceable against each Party, in accordance with the terms thereof. Notwithstanding any other provision in the MOU or this Amendment, the MOU, as amended by this Amendment, shall become effective as of the Amendment Effective Date and terminate on the date that is the earlier of December 31, 2010 or twelve (12) months after the on the date AOL is no longer wholly owned by Time Warner Inc. (“Spin Date”), or such earlier date as the Parties may mutually agree in writing.

2.	Amendments. AOL and TP hereby agree to amend the MOU as follows, effective as of the Spin Date:

a.	Section 2.1 of Exhibit A to the MOU is hereby amended by deleting it in its entirety and substituting the following:

“2.1	Brand Website: the website located at www.tmz.com.”

b.	Section 2.3 of Exhibit A to the MOU is hereby amended by deleting all references to AOL’s assistance in obtaining approvals.

c.	Section 2.4 of Exhibit A to the MOU is hereby amended by deleting it in its entirety and substituting the following:

“2.4	Services Provided by AOL.

•	Hosting and Streaming:

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AOL shall be responsible for procuring and maintaining the production equipment for the Brand Website and procuring and maintaining the transmission of the Brand Website information to the Internet (collectively, “Hosting and Streaming”). Beginning on the Spin Date, instead of the foregoing, AOL shall provide Hosting and Streaming to the Brand Website in accordance with the terms of the Master Services Agreement between AOL and Time Warner Inc., dated November 16, 2009 (the “Hosting Agreement”).

–	Hosting and Streaming provided by AOL will be maintained at the same level and quality as the Hosting and Streaming services provided by AOL to the Branded Website as of the Spin Date.

–

TP will pay AOL for the Hosting and Streaming provided by AOL to the Branded Website, the JV, TP or any of their affiliates at the rates which are set forth in the Hosting Agreement (“Hosting and Steaming Fees”).

•

Reports: AOL shall provide the JV with monthly reports on promotions provided and access to reporting systems consistent with AOL’s normal business practices and that are made available to the JV as of the Amendment Effective Date.”

d.	Article 7 of Exhibit A to the MOU is hereby amended by adding the following as a new Section 7.6 after Section 7.5:

“7.6	Financial and Other Matters Commencing on January 1, 2010 or the date AOL is no longer owned by Time Warner Inc., whichever is earlier (“Spin Date”).

(i)	Prior to the Spin Date. Sections 7.1-7.5 above shall be effective until expiration on the day before the Spin Date.

(ii)	Commencing on the Spin Date. Commencing on the Spin Date:

(a)	Except for Hosting and Streaming provided by AOL pursuant to Section 2.4 of this Exhibit A and the distribution and promotion obligations of AOL set forth in Annex A, none of AOL nor any of its affiliates shall have any obligations with respect to the TMZ Parties (as defined below) hereunder, including without limitation, any obligations to make any contributions, reimbursements or other payments to the Brand, the Brand Website, Additional Brand Services (including the TMZ television show and TMZ wireless services), the Service, the JV, TP, and/or any of their affiliates (collectively, the “TMZ Parties”) under this MOU.

(b)	Except for the AOL Ad Revenue Share (as defined below), the Hosting and Streaming Fees and the promotion obligations of the TMZ Parties set forth in Annex A, none of the TMZ Parties shall have any obligation to make any contributions, reimbursements or other payments to AOL or any of its affiliates, and none of AOL nor any of its affiliates shall have the right to receive, share, or participate in any revenues of the TMZ Parties, in each case under this MOU.

(c)	From the Spin Date through the end of the Term, AOL shall receive fifteen percent (15%) of Gross Advertising Revenues for all Gross Advertising Revenues up to and including ten million dollars ($10,000,000) and twenty percent (20%) of all Gross Advertising Revenues in excess of ten million dollars, with a guaranteed minimum revenue share of one million five hundred thousand dollars ($1,500,000) to AOL. As used herein, “Gross Advertising Revenues” means gross advertising (including but not limited to display, video, text, and search advertising) revenues actually received from advertisements placed on the Brand Website and the TMZ Mobile Site (collectively, the “AOL Ad Revenue Share”). The AOL Ad Revenue Share shall be paid quarterly.”

e.	Article 8 of Exhibit A to the MOU is hereby amended by deleting it in its entirety and substituting the following:

“8.	Promotion and Distribution of the Brand Website.

•	AOL and the Brand Website shall perform their respective promotion and distribution obligations set forth on Annex A attached hereto.

•

Notwithstanding anything herein to the contrary, AOL reserves the right to redesign or modify the organization, structure, “look and feel,” navigation and other elements of the AOL Network at any time. In the event such modifications materially and adversely affect any particular AOL Promotions, AOL, after a good faith consultation and working with TP, will provide alternative promotional assets of equivalent value, on the AOL.com primary, “entry” or “landing” page, with reasonably equivalent placement (e.g. above the fold in a position that AOL has reasonably demonstrated to be in a equivalent position as the previous placements). AOL shall in good faith avoid exercising its rights hereunder in a manner intended to decrease the value of the AOL Promotions.”

f.	Article 9 of Exhibit A to the MOU is hereby amended by deleting it in its entirety and substituting the following:

“9.	Advertising Sales and Sponsorships for the Brand Website.

•	TP will solely handle the selling of all advertising and sponsorships for the Brand Website, and fulfilling and serving all sold advertising and sponsorships.”

g.	The first bullet point under Section 11.1 of Exhibit A to the MOU is hereby amended by deleting it in its entirety and substituting the following:

“•	All AOL Provided Technology will be owned by AOL.”

h.	The first bullet point under Section 11.2 of Exhibit A to the MOU is hereby amended by deleting it in its entirety and substituting the following:

“•	All TP Provided Content will be owned by TP.”

i.	Section 11.3 of Exhibit A to the MOU is hereby amended by adding the following to the end of the bullet:

“11.3	JV Property.

•	“JV Property” shall also include the Brand, the name “TMZ”, the domain name www.tmz.com, the Brand Website, Additional Brand Services (including the TMZ television show and TMZ wireless services), the Service, JV Produced Content, and Third Party Content and Third Party Technology acquired by, or licensed to, the TMZ Parties in connection with the Service, but excluding the TP Provided Content and the AOL Provided Technology.

•	Notwithstanding anything to the contrary in this MOU, the Parties will mutually agree on a list of all JV Developed Technology and all JV Developed Technology will be jointly owned by the Parties, with no duty by either Party to account to the other Party for use or profits. Nothing created after the Spin Date shall be deemed JV Developed Technology for the purposes of this agreement.

•	Any and all JV Property will be owned solely by TP. AOL shall have no ownership interests in, or rights in or to, the JV Property.”

j.	Articles 1, 3, 4, 5, 6, 7.1-7.5, 10, 12, 13, 14, 15, and 17, and Sections 5.2, 11.4 and 11.5 of Exhibit A to the MOU and Schedules 1-5 of the MOU are hereby amended by deleting each in its entirety and substituting the following:

“[Intentionally Omitted]”.

k.	The following new Section 13 shall be added to Exhibit A of the MOU:

“13.	Other Rights.

13.1	Transfer to Non-TW Affiliate. In the event of a transfer or assignment by TP of any of its interest in the Service (or any portion thereof) or of any TMZ Party which owns the Service (or any portion thereof) (a “Transfer”) to an entity that does not control, is not controlled by or is not under common control with TP, Warner Brothers or Time Warner Inc. (“Third Party”) during the Term, TP shall provide AOL sixty (60) days prior written notice thereof and AOL shall have a right to terminate this Agreement upon ten (10) days prior written notice.

13.2	Right of First Negotiation. In the event of TP wishes to make a Transfer to a Third Party during the Term and within one years thereafter, TP shall notify AOL thereof (“TP Notice”). Upon written request by AOL given within five (5) days after the TP Notice, the Parties shall negotiate in good faith for a period of thirty (30) days (“Negotiating Period”) regarding a Transfer to AOL. During the Negotiating Period, TP shall not enter into any agreement with a Third Party or enter into binding discussions with a Third Party regarding a Transfer to such Third Party.

13.3	Remedies. In the event of a breach, the parties will work together in good faith to resolve the dispute. If a resolution cannot be reached the matter shall be submitted to the CEOs of AOL and Warner Brothers for resolution.

3.	Traffic Roll-Up. Through and including February 28, 2010,(a) the traffic for Popeater will continue to roll-up to the Brand Website as it does as of October 25, 2009 and AOL will continue to provide promotions reasonably necessary to continue such arrangement (the “PopEater Roll-up Obligation”), and (b) the traffic for the Brand Website will continue to roll-up to AOL as it does as of October 25, 2009 and TP will continue to provide promotions reasonably necessary to continue such arrangement. In consideration of AOL’s performance of the Popeater Roll-up Obligation from October, 2008 through February 28, 2010, TP shall pay AOL six hundred thousand dollars ($600,000), payable on March 15, 2010. TP shall also reimburse AOL for any fee charged by ComScore to effectuate the foregoing arrangements. TP acknowledges that timing of such arrangements is not completely in AOL’s control and is subject to ComScore’s approval and implementation.

4.	Miscellaneous.

4.1 Governing Law. The MOU and this Amendment shall be interpreted and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws, and with the same force and effect as if fully executed and performed therein.

4.2 Entire Agreement. The MOU, as amended by this Amendment, represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the Parties with respect to the subject matter hereof.

4.3 Press Releases and Public Statements. No Party will issue any press releases or make public statements relating to the MOU, this Amendment, or the relationship between the Parties without the other Party’s review of and written consent to such press release or public statement.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the Parties hereto effective as of the date first set above.

TELEPICTURES PRODUCTIONS INC.		AOL LLC

By:	/s/ David Decker	By:	/s/ Bill Wilson

Name:	David Decker	Name:	Bill Wilson

Title:	EVP Business & Legal Affairs	Title:	President, AOL Media

Date:	12/8/09	Date:	12.08.09

ANNEX A

Brand Website/AOL Promotion and Distribution Arrangement

1.	AOL Obligations

a.	Promotion and Distribution. AOL shall provide the Brand Website with eight (8) Dynamic Leads (DL) promotion spots per month, reasonably evenly distributed over the month (averaging approximately 2 per week) on the AOL “Welcome” screen/page, with 6 DLs per month in position DL2 or better, and 2 DL per month in position DL4 or better. The DL promotion touts a story from the Brand Website. An AOL DL manager shall coordinate with the Brand Website editorial team to select the story that will be promoted in the DL. TP shall ensure that the landing page linked to on the Brand Website from an AOL promotion provided hereunder, for the duration of such promotion, does not promote or market the following direct competitors of AOL: Google, Yahoo! or MSN (and any other Microsoft web properties). In addition, TP shall in good faith avoid doing anything intended to send a disproportionate amount of traffic to any other direct AOL competitor relative to traffic driven to AOL from these landing pages. In the event AOL believes TP is in violation of the foregoing sentence, AOL shall provide TP with written notice thereof and TP shall have the opportunity to cure by removing or decreasing such promotion or links within the following seven (7) days. Search tools (including bars, branding, sponsored links, etc.) shall not be considered direct competition to AOL and will be excluded from the above restrictions.

b.	Editorial Coverage. AOL shall provide the Brand Website with the following links:

1. for the extraordinary story (e.g., Michael Jackson’s death, Mel Gibson’s tirade) where the Brand Website is the “breaking news” source and is the actual source for the Popeater story (if any), three (3) links to the Brand Website from such Popeater story.

For example, the Michael Jackson death story was one where the Brand Website broke the story/was the originator of the content. AOL put 3 links to the Brand Website within the Popeater story because the Brand Website was the original breaking news source of the content and AOL used it as the actual source for the Popeater story.

2. With respect to stories that are not originating from the Brand Website editorial team, but are covered by the Brand Website and for which the Brand Website has additional exclusive assets like exclusive photos, video or legal documents, AOL shall provide one (1) link to the Brand Website story from Popeater stories where AOL incorporates such Brand Website exclusive asset.

c.	In order to allow AOL to provide the promotions set forth in 1.a. above, TP, for itself and the TMZ Parties, hereby grants AOL a worldwide, non-

exclusive license to display the Licensed Content (or any portion thereof) on the AOL Network (as formerly defined in the MOU). TP will indemnify and defend AOL from and against all third party claims, actions, costs and/or damages arising from or relating to the Licensed Content and AOL use of the Licensed Content in accordance with this MOU. As used herein, “Licensed Content” shall mean any Content on the Brand Website that is displayed on the AOL Network at the request of TP and furnished by TP solely for the DL placements, but shall exclude any claims arising out of or related to AOL content that accompanies such Licensed Content (i.e. AOL inserted headline or caption), or AOL changes/modifications to Licensed Content that have not been required of TP.